Exhibit 5.1

Fulbright & Jaworski L.L.P.

A Registered Limited Liability Partnership

666 Fifth Avenue, 31st Floor

New York, New York 10103-3198

www.fulbright.com

telephone: (212) 318-3000	facsimile: (212) 318-3400

December 8, 2009

Medidata Solutions, Inc.

79 Fifth Avenue, 8th Floor

New York, New York 10003

Ladies and Gentlemen:

We have acted as counsel to Medidata Solutions, Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the registration statement on Form S-1 to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on December 8, 2009, as may be amended from time to time (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of 500,000 shares of common stock of the Company, par value $0.01 per share, all of which are being offered by certain stockholders of the Company (the “Selling Stockholders”) and 75,000 shares which may be purchased by the underwriters pursuant to an option to purchase additional shares granted by certain of the Selling Stockholders (collectively, the “Shares”).

In connection with the foregoing, we have examined originals or copies, as applicable, of such corporate records of the Company, certificates and other communications of public officials, certificates of officers of the Company and such other documents as we have deemed relevant or necessary for the purpose of rendering the opinions expressed herein. As to questions of fact material to those opinions, we have, to the extent we deemed appropriate, relied on certificates of officers of the Company and on certificates and other communications of public officials. We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies thereof, the due authorization, execution and delivery by the parties thereto other than the Company of all documents examined by us, and the legal capacity of each individual who signed any of those documents.

Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as

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Medidata Solutions, Inc.

December 8, 2009

expressly stated herein with respect to the Shares. The opinions expressed herein are limited exclusively to the Delaware General Corporation Law, including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing, in each case as currently in effect, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption “Legal Matters” in the prospectus contained therein. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Fulbright & Jaworski L.L.P.

FULBRIGHT & JAWORSKI L.L.P.